Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	www.dovercorporation.com
Vice President Finance & Chief Financial Officer
(212) 922-1640	October 19, 2004

DOVER REPORTS THIRD QUARTER EARNINGS RESULTS

New York, New York, October 19, 2004 – Dover Corporation (NYSE: DOV) earned $116.9 million or $.58 diluted earnings per share (EPS) from continuing operations for the third quarter ended September 30, 2004, compared to $75.2 million or $.37 EPS from continuing operations in the comparable period last year, an increase in earnings and EPS of 55% and 57%, respectively. Net earnings for the third quarter of 2004 were $120.3 million or $.59 EPS, including $3.4 million or $.01 EPS of income from discontinued operations, compared to $84.4 million or $.42 EPS for the same period of 2003, which included $9.1 million or $.05 EPS in earnings from discontinued operations. Sales for the third quarter of 2004 were a record $1,444.2 million, an increase of 29% as compared to $1,122.9 million for the comparable period last year.

Dover Corporation earned $310.3 million or $1.52 EPS from continuing operations for the nine months ended September 30, 2004, compared to $204.5 million or $1.01 EPS from continuing operations in the comparable period last year, an increase in earnings and EPS of 52% and 50%, respectively. Net earnings for the first nine months of 2004 were $315.6 million or $1.54 EPS, including $5.3 million or $.02 EPS of income from discontinued operations compared to $216.6 million or $1.07 EPS for the same period of 2003, which included $12.1 million or $.06 EPS in earnings from discontinued operations. Sales for the first nine months of 2004 were also a record $4,066.9 million, an increase of 26% as compared to $3,215.3 million for the comparable period last year.

Commenting on the results and the current outlook, Thomas L. Reece, Dover’s Chairman and Chief Executive Officer, said: “Dover’s third quarter results continue to reflect the positive market conditions we experienced in the first and second quarters, with thirty-eight of our forty-nine operating companies achieving favorable quarterly year-over-year earnings comparisons. We are pleased with the solid margin growth we achieved in most of our businesses during 2004, with quarterly year-over-year earnings from continuing operations increasing 55% on a sales increase of 29%. As in the second quarter, our Resources and Technologies segments were the primary drivers of this quarter’s strong performance, generating robust year-over-year increases in both sales and earnings. Diversified also delivered improved sales and earnings results, as did many of the Industries companies. In addition to good operating performance, we completed two “add-on” acquisitions in the quarter for about $229 million, and are encouraged by the growing number of attractive acquisition candidates in the pipeline.

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Looking to the fourth quarter, we feel good about the prospects for Diversified, Industries and Resources companies. Bookings and backlog in those three subsidiaries are generally up over prior year periods, even if leveling off somewhat in the most recent quarter, which suggest continued strong performance. In Technologies, there was a noticeable decline in CBAT bookings and backlog during the quarter, reflecting general market conditions in both the backend semiconductor and circuit board assembly markets served, suggesting that at least in the near term, CBAT will not maintain the sequential improvements in sales and earnings achieved over the past three quarters. We also anticipate some continued moderation in SEC performance, as Vectron digests the CFC acquisition and addresses some short term market softness.”

SEGMENT RESULTS

Diversified

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2004	2003	%Change	2004	2003	%Change
Net sales	$346,273	$288,479	20%	$963,555	$866,041	11%
Earnings	43,029	30,653	40%	111,691	98,660	13%
Operating margins	12.4%	10.6%		11.6%	11.4%
Bookings	369,179	287,872	28%	1,063,554	858,363	24%
Book-to-Bill	1.07	1.00		1.10	0.99
Back log				436,755	333,408	31%

Diversified’s earnings improved 40% over the prior year quarter and 14% over the second quarter, led by favorable year-over-year comparisons at Mark Andy, Crenlo and Graphics Microsystems. Favorable quarterly year-over-year earnings were posted by nine of the 12 operating companies and 11 of 12 operating companies reported increased bookings over prior year. Total Diversified bookings were up 7% compared to the second quarter of this year. Increased material commodity costs have reduced quarterly margins by approximately 150 basis points. Hill Phoenix achieved record shipments despite delays in customer construction projects in the Southeast due to the severe hurricane season. Earnings were flat, compared to a record quarter last year, as steel cost increases continued to impact margins. Mark Andy realized improved sales and bookings, primarily from strong growth in the label market in the U.S., Eastern Europe and South America. As a result of this increase in sales, earnings and margins improved significantly over the prior year. Due to the continued strengthening of the cab markets, sales at Crenlo increased by 49%. Crenlo’s book-to-bill was 1.16 for the quarter and its backlog is at a four-year high. Belvac had its best bookings, sales and earnings quarter of the year, beating its prior year earnings performance by 145% on a 37% sales increase. Bookings were up 30% over prior year, due primarily to robust large machine order activity in Europe. While quarterly results for Belvac were a significant improvement over the previous quarter, they remained below the prior year to date earnings. Graphics Microsystems had a strong quarter in bookings, sales and earnings as its color and ink control products continued to gain acceptance among their larger customers. Sargent reported improved sales, fueled by strong demand for helicopter components, business jet engine parts and increased spares to the commercial airline industry. Sargent’s earnings improved 11% year-over-year and its margins increased by two percentage points over the prior quarter. PMI’s earnings were up 4% on flat sales, as strong North American powersports and automotive markets were offset by a

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weak European OEM business. SWEP and Tranter PHE’s sales and bookings remained strong in the quarter, although their margins continued to be negatively impacted by higher raw material prices. Hydratight Sweeney’s earnings were up 61% on a 15% increase in sales as the robust oil and gas markets drove increased demand for equipment sales and service. Waukesha Bearing’s bookings increased 84% over the prior year on the strength of large orders for both fluid film and magnetic bearing products and a sizeable order for nuclear waste clean-up equipment.

Industries

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2004	2003	%Change	2004	2003	%Change
Net sales	$307,503	$264,637	16%	$898,184	$761,387	18%
Earnings	32,273	30,908	4%	100,796	85,068	18%
Operating margins	10.5%	11.7%		11.2%	11.2%
Bookings	306,749	272,101	13%	943,466	784,872	20%
Book-to-Bill	1.00	1.03		1.05	1.03
Backlog				251,011	149,236	68%

Industries generated record third quarter revenues, reflecting improving market conditions and continued share gains, with favorable quarterly year-over-year earnings comparisons at seven of its 12 operating companies. Sales grew at 11 of the 12 companies, with 10 contributing double-digit gains, but earnings were negatively impacted by both rising steel costs, which, net of price increases, reduced quarterly margins by approximately 240 basis points. Nine of the 12 operating companies reported increased bookings over the prior year’s quarter, while backlog increased by 68%, driven primarily by military orders at Heil Trailer. Despite escalating steel costs and a slight decline in the refuse market, Heil Environmental was the largest earnings contributor, as revenues rose 24%. Although Rotary’s sales increased for the seventh consecutive quarter, earnings declined on a year-over-year basis due to the aforementioned run-up in steel costs. Both companies have instituted price increases that have begun to offset the impact of these higher steel costs, although the full benefit isn’t expected to be realized until the fourth quarter of 2004. Chief’s sales also grew 24% on a 71% increase in unit sales of computerized measuring products, offsetting a 25% decline in pulling product sales. Strong sales in Eastern Europe drove a 13% increase at Tipper Tie’s international subsidiaries. Marathon’s new product offerings in its baler line, along with strong compactor sales, helped to generate record results, while PDQ’s strong performance was the result of strong customer acceptance of its reintroduced ‘G5’ touch-free product line. Kurz Kasch’s earnings increased due to better than expected performance at Wabash, a recent acquisition, and a more active truck market. Somero continues to benefit from strong market acceptance of its new product introductions. Triton generated record revenues for the quarter, driven primarily by increased sales of recently introduced high end ATM’s. Earnings were slightly down, however, as Triton continued to make investments in internal infrastructure and expand into new markets in Europe and the Far East. Strong military shipments continue to positively impact sales at Heil Trailer, although earnings were negatively affected by charges associated with Heil’s U.K. realignment. DI Foodservice had a disappointing quarter, as volume declines and a number of accrual adjustments, both of which were significant, resulted in a loss. The unfavorable sales performance was driven by institutional projects falling below expectations, as municipal customers continued to be severely hampered by lower tax receipts.

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Resources

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2004	2003	%Change	2004	2003	%Change
Net sales	$348,708	$242,528	44%	$979,972	$698,463	40%
Earnings	57,774	37,193	55%	163,234	101,933	60%
Operating margins	16.6%	15.3%		16.7%	14.6%
Bookings	331,170	244,654	35%	1,031,816	709,852	45%
Book-to-Bill	0.95	1.01		1.05	1.02
Back log				157,144	84,445	86%

Resources’ sales and earnings in the third quarter were sequentially stronger than the first two quarters of 2004. The increases were due primarily to continued improvement in the energy, material handling and fluid solution markets, as well as by positive leverage related to internal initiatives to improve productivity and offset material cost increases. For the quarter, 11 of 12 companies achieved favorable earnings compared to last year’s third quarter, in which nine companies experienced double-digit earnings growth. The continued strength in oil and gas exploration, production, refining, and retailing favorably impacted a number of businesses, although disciplined capital expenditures by customers has somewhat neutralized the impact of higher energy prices. Energy Products Group, which on September 1st acquired US Synthetic, a leading supplier of polycrystalline diamond cutters used in drill bits for oil and gas drilling, continues to generate positive year-over-year comparisons, as does C. Lee Cook, which supplies equipment to the natural gas processing and transmission markets. The material handling businesses, WARN, Tulsa Winch and Texas Hydraulics continue to experience strong demand from winch, automotive powertrain and construction equipment customers, and all have done an excellent job of ramping up production and managing the material availability issues associated with strong demand. The companies associated with fluid solutions, which include the OPW and pump companies, have benefited from increased chemical and petroleum processing as well as favorable changes in environmental regulations. In particular, the pump companies serving the process markets, Blackmer and Wilden, have achieved strong growth in the global markets they serve. Despite the fact that revenue at De-Sta-Co Industries and Hydro Systems was flat as compared to the prior year, earnings improvements were achieved through solid cost control initiatives.

Technologies

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2004	2003	%Change	2004	2003	%Change
Net sales	$444,128	$329,313	35%	$1,232,116	$895,562	38%
Earnings	55,267	29,794	85%	141,171	61,022	131%
Operating margins	12.4%	9.0%		11.5%	6.8%
Bookings	374,841	332,233	13%	1,234,140	921,422	34%
Book-to-Bill	0.84	1.01		1.00	1.03
Back log				214,024	158,146	35%

Technologies reported an increase in sales and earnings over the prior year quarter in all three of its operating groups: Imaje, Circuit Board Assembly and Test (CBAT) and Specialty Electronic Components (SEC). There were favorable quarterly year-over-year earnings comparisons at 11 of the 13 operating companies and all but one of the operating companies were profitable during the third quarter. However, sequential quarterly comparisons at Technologies for bookings decreased by 17%, while earnings and sales were essentially flat.

Imaje’s quarterly sales increased by 11% over the same period last year while earnings were up 5%. Sales in Continuous Ink Jet (CIJ) products were up as Imaje continued to gain market

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share. Interest is strong, especially in Europe, for the new non-CIJ products, including the new Thermal Transfer on Line, Print & Apply system and Drop on Demand Printers. Imaje’s U.S. production platform, which has begun to manufacture printers, and its newly established facility in China, which came on-line late in the quarter, will both provide improvements in global customer delivery capabilities.

Circuit Board Assembly and Test (CBAT)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2004	2003	%Change	2004	2003	%Change
Net sales	$300,139	$204,425	47%	$808,011	$532,479	52%
Earnings	42,891	19,497	120%	103,016	31,285	229%
Operating margins	14.3%	9.5%		12.7%	5.9%
Bookings	236,193	206,146	15%	803,236	548,445	46%
Book-to-Bill	0.79	1.01		0.99	1.03
Back log				120,989	90,553	34%

The CBAT businesses recorded an increase in earnings of $23.4 million over the comparable quarter in 2003 on a sales increase of $95.7 million. This strong increase in earnings was reported at all but one of the CBAT companies, with overall margins at 14.3%. Sequential quarterly earnings increased $3.1 million or 8% on a sales increase of $15.6 million or 5% while bookings decreased 24% over the second quarter of 2004. The book-to-bill ratio for the quarter was .79 and ending backlog was $121.0 million, a decrease of 33% from the second quarter. The decrease in the book-to-bill ratio was attributable to two primary factors. First, the recent warnings of softness in the semiconductor sector had a negative impact on the back-end semiconductor equipment companies, resulting in a book-to-bill ratio that was lower than that of CBAT as a whole. It now appears that bookings may have peaked in the second quarter as the near term semiconductor market continues to weaken. Additionally, in the pure Circuit Board Assembly sector, the Asian market (particularly China) is showing signs of moderation in booking patterns as it absorbs the recent increase in buying from earlier in the year. Mitigating this trend to some extent were bookings at Vitronics Soltec and OK International, both of which have introduced technical product offerings that address the soon-to-be mandated migration to lead-free solder. Also, Alphasem recorded a large booking in the quarter for an application specific project. Universal Instruments’ bookings also declined from the previous quarter, reflecting overall softness in the market. Sales of new products introduced this year by Universal have been adversely impacted by the current volatile market conditions as well as ongoing product sourcing and production challenges. Everett Charles Technologies, DEK, OK, Hover Davis and Vitronics Soltec all recorded solid double-digit margins for the quarter.

Specialty Electronic Components (SEC)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, unaudited)	2004	2003	%Change	2004	2003	%Change
Net sales	$63,386	$51,969	22%	$182,142	$154,365	18%
Earnings	2,060	732	181%	12,047	5,606	115%
Operating margins	3.2%	1.4%		6.6%	3.6%
Bookings	57,884	55,048	5%	185,677	160,754	16%
Book-to-Bill	0.91	1.06		1.02	1.04
Backlog				68,049	49,246	38%

The SEC businesses recorded an increase in earnings of only $1.3 million over the comparative quarter in 2003 on a sales increase of $11.4 million. Vectron, Dielectric and Dow Key reported year-over-year increased earnings. However, four of the five SEC companies recorded sequential quarterly earnings declines as telecom orders weakened for the second consecutive quarter. Acquisition related costs at Vectron and operational realignment charges at K&L also

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impacted earnings in the quarter. Overall, the SEC companies reported a 5% decrease in bookings over the second quarter with a book-to-bill ratio of .91 and ending backlog of $68.0 million. The softer order rates (as compared to fourth quarter 2003 and first half of 2004) reflect weaker end market demand as well as excess inventory in the OEM/EMS channel. Though longer-term telecom market fundamentals continue to indicate growth, the next two or three quarters comparisons may lag the positive comparisons recorded in the first half of 2004. Orders from military and medical customers continue to be strong. In September, Vectron acquired Corning Frequency Controls, a competitive leading supplier of oscillators to the telecommunications, military/aerospace, test and instrumentation markets.

Other Information:

Of the 29% revenue growth in 3rd quarter, 17 percentage points — or nearly 59% of the growth — came from existing businesses, with 9 percentage points from acquisitions (30%) and the balance reflecting currency translation. Of the 26% sales growth in the first nine months of 2004, the comparable percentages were 16% organic growth, 7% from acquisitions and the remaining 3% from currency translation.

During the third quarter of 2004, Dover acquired two add-on companies; one in Resources and one in Technologies. Neither of these acquisitions had a material impact on the company’s quarterly financial results. For the third quarter and first nine months of 2004, Dover’s investment in acquisitions was $229.2 million and $312.0, respectively.

Also in the third quarter of 2004, Dover sold two previously discontinued businesses, one from Industries and one from the Resources market segments for net cash proceeds of $45.6 million. For the year-to–date, Dover sold five businesses for net cash proceeds of $67.9 million. There is only one remaining business in discontinued operations that is expected to be sold in the fourth quarter. Comparatively, during the third quarter of 2003, Dover divested one business from the Technologies market segment for net cash proceeds of $4.4 million and for the prior year-to-date, Dover sold four businesses for net cash proceeds of $9.5 million.

Discontinued operations earnings for the current and prior year third quarter of $3.4 million and $9.1 million, respectively, were primarily from the favorable resolution of certain outstanding tax matters and tax benefits related to losses on sales of discontinued businesses. These gains were partially offset by modest losses on the sales of discontinued businesses and charges related to contingent liabilities from the entities sold.

The effective tax rate for continuing operations for the third quarter of 2004 was 26.4% compared to last year’s third quarter tax rate of 25.0%. For the first nine months of 2004, the effective tax rate for continuing operations was 28.2%, compared to 24.3% for the first nine months of 2003. The increase in the quarter and year-to-date 2004 rates is primarily attributable to a decrease in the amounts of anticipated tax benefits from tax credit programs such as those for R&D, an increase in sales not qualifying for tax incentives relating to U.S. export sales and the recognition of certain non-recurring capital loss benefits in 2003.

Net debt increased by $19.8 million to $716.0 million during the first nine months of 2004 as a result of acquisition spending offset by a reduction in commercial paper, and the net debt to total capitalization ratio decreased to 19.5% during the period. The following table provides a reconciliation of net debt to total capitalization, with the generally accepted accounting principles (GAAP) information found in the attached financial information.

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	September 30,	December 31,
Net Debt to Total Capitalization Ratio (in thousands, unaudited)	2004	2003
Short-term debt and commercial paper	$22,837	$63,669
Long-term debt	1,000,059	1,003,915
Less: Cash, equivalents and marketable securities	306,907	371,397

Net debt	715,989	696,187
Add: Stockholders’ equity	2,956,464	2,742,671

Total capitalization	$3,672,453	$3,438,858
Net debt to total capitalization	19.5%	20.2%

Free cash flow for the nine months ended September 30, 2004, increased significantly as cash generated from operations improved by $141.3 million compared to last year. The 2004 improvement in free cash flow primarily reflects improved net earnings of $105.8 million and a decrease in discretionary defined benefit plan contributions, offset by increases in working capital. Discretionary contributions made to the defined benefit pension plan during the first nine months of 2003 were approximately $45.8 million, with no contributions made during the first nine months of 2004. The following table is a reconciliation of free cash flow with cash flows from operating activities.

	Nine Months Ended September 30,
Free Cash Flow (in thousands, unaudited)	2004	2003
Cash flow provided by operating activities	$377,470	$236,147
Less: Capital expenditures	(72,444)	(68,137)
Dividends to stock holders	(93,507)	(85,079)

Free cash flow	$211,519	$82,931

In an effort to provide additional information regarding the company’s results as determined by GAAP, the company also discloses non-GAAP information, which management believes is useful for investors. Free cash flow, net debt, total capitalization and organic growth are not financial measures under GAAP and should not be considered as a substitute for cash flows from operating activities, debt and equity and reported sales growth, as determined in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies. Management believes the net debt to total capitalization ratio and free cash flow are important measures of liquidity and operating performance because they provide both management and investors with a measurement of cash generated from operations that is available to fund acquisitions and repay debt. Management believes that reporting organic sales growth, which excludes the impact of foreign currency exchange rates and the impact of acquisitions, provides a better comparison of the company’s revenue performance and trends between reported periods.

Dover will host a Webcast of its third quarter 2004 conference call at 9:00 AM Eastern Time on Wednesday, October 20, 2004. The conference call will also be made available for replay on the website and additional information on Dover’s third quarter 2004 results and its operating companies can also be found on the company website at www.dovercorporation.com

Dover Corporation makes information available to the public, orally and in writing, which may use words like “expects” and “believes,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, the impact of continued events in the Middle East on the worldwide economy, economic conditions, increases in the cost or availability of raw materials or energy, changes in customer

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demand, increased competition in the relevant markets, failure to successfully integrate acquisitions and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

####TABLES TO FOLLOW

DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited) (in thousands, except per share figures)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$1,444,196	$1,122,909	$4,066,936	$3,215,282
Cost of sales	949,587	739,635	2,652,722	2,105,828

Gross profit	494,609	383,274	1,414,214	1,109,454
Selling and administrative expenses	321,911	265,117	937,879	786,771

Operating profit	172,698	118,157	476,335	322,683

Interest expense, net	15,938	15,443	45,943	47,588
All other (income) expense, net	(1,948)	2,457	(1,691)	5,091

Total	13,990	17,900	44,252	52,679

Earnings from continuing operations, before taxes on income	158,708	100,257	432,083	270,004
Federal and other taxes on income	41,850	25,022	121,749	65,490

Net earnings from continuing operations	116,858	75,235	310,334	204,514

Net earnings from discontinued operations	3,406	9,120	5,307	12,094

Net earnings	$120,264	$84,355	$315,641	$216,608

Net earnings per common share:
Basic
- Continuing operations	$0.58	$0.37	$1.53	$1.01
- Discontinued operations	0.01	0.05	0.02	0.06

- Net earnings	$0.59	$0.42	$1.55	$1.07

Diluted
- Continuing operations	$0.58	$0.37	$1.52	$1.01
- Discontinued operations	0.01	0.05	0.02	0.06

- Net earnings	$0.59	$0.42	$1.54	$1.07

Weighted average number of common shares outstanding during the period:
Basic	203,335	202,568	203,229	202,509
Diluted	204,714	204,017	204,754	203,366

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DOVER CORPORATION
MARKET SEGMENT RESULTS
(unaudited) (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
SALES	2004	2003	2004	2003
Diversified	346,273	$288,479	$963,555	$866,041
Industries	307,503	264,637	898,184	761,387
Resources	348,708	242,528	979,972	698,463
Technologies	444,128	329,313	1,232,116	895,562
Intramarket eliminations	(2,416)	(2,048)	(6,891)	(6,171)

Net sales	$1,444,196	$1,122,909	$4,066,936	$3,215,282

EARNINGS
Diversified	$43,029	$30,653	$111,691	$98,660
Industries	32,273	30,908	100,796	85,068
Resources	57,774	37,193	163,234	101,933
Technologies	55,267	29,794	141,171	61,022

Subtotal continuing operations	188,343	128,548	516,892	346,683
Corporate expense/other	(13,697)	(12,848)	(38,866)	(29,091)
Net interest expense	(15,938)	(15,443)	(45,943)	(47,588)

Earnings from continuing operations, before taxes on income	158,708	100,257	432,083	270,004
Federal and other taxes on income	41,850	25,022	121,749	65,490

Net earnings from continuing operations	$116,858	$75,235	$310,334	$204,514

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DOVER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
(unaudited) (in thousands)

	September 30,	December 31,
BALANCE SHEET	2004	2003

Assets:
Cash and cash equivalents	$306,643	$370,379
Receivables, net of allowances for doubtful accounts	931,919	747,567
Inventories	756,601	639,339
Deferred tax & other current assets	113,232	92,355
Property, plant & equipment, net	750,023	717,875
Goodwill	2,013,544	1,844,701
Intangibles, net	389,140	349,328
Other assets	203,907	208,069
Assets of discontinued operations	55,054	164,139

	$5,520,063	$5,133,752

Liabilities & Stockholders’ Equity:
Short term debt	$22,837	$63,669
Payables and accrued expenses	846,092	705,701
Taxes payable and other deferrals	664,857	543,910
Long-term debt	1,000,059	1,003,915
Liabilities of discontinued operations	29,754	73,886
Stockholders’ equity	2,956,464	2,742,671

	$5,520,063	$5,133,752

	Nine Months Ended September 30,
CASH FLOWS	2004	2003

Operating activities:
Net earnings	$315,641	$216,608
(Earnings) losses from discontinued operations, net of tax	(5,307)	(12,094)
Depreciation and amortization	116,789	110,568
Net change (increase) decrease in assets and liabilities	(49,653)	(33,155)
Contributions to defined benefit pension plan	—	(45,780)

Net cash from (used in) operating activities	377,470	236,147

Investing activities:
Proceeds from the sale of property and equipment	13,949	7,708
Additions to property, plant and equipment	(72,444)	(68,137)
Proceeds from sale of discontinued business	67,921	9,500
Acquisitions (net of cash and cash equivalents acquired)	(312,014)	(31,240)

Net cash from (used in) investing activities	(302,588)	(82,169)

Financing activities:
Increase (decrease) in debt	(52,736)	25,657
Cash dividends to stockholders	(93,507)	(85,079)
Purchase of treasury stock and proceeds from exercise of stock options	5,989	2,950

Net cash from (used in) financing activities	(140,254)	(56,472)

Effect of exchange rate changes on cash	(4,893)	5,714
Net cash from (used in) discontinued operations	6,529	6,537
Net increase (decrease) in cash & equivalents	(63,736)	109,757
Cash & cash equivalents at beginning of period	370,379	293,824

Cash & cash equivalents at end of period	$306,643	$403,581

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DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)

DIVERSIFIED

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.
Net sales	$276,171	$301,391	$288,479	$302,215	$293,560	$323,722	$346,273
Earnings	31,238	36,769	30,653	33,207	30,862	37,800	43,029
Bookings	278,883	291,608	287,872	302,648	349,479	344,896	369,179
Backlog	334,701	333,758	333,408	334,349	391,838	414,403	436,755
Book-to -Bill	1.01	0.97	1.00	1.00	1.19	1.07	1.07
Operating margins	11.3%	12.2%	10.6%	11.0%	10.5%	11.7%	12.4%

INDUSTRIES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.
Net sales	$241,062	$255,688	$264,637	$278,543	$287,169	$303,512	$307,503
Earnings	26,363	27,797	30,908	36,133	32,716	35,807	32,273
Bookings	257,844	254,927	272,101	320,174	323,907	312,810	306,749
Backlog	137,826	141,007	149,236	201,866	239,335	250,046	251,011
Book-to-Bill	1.07	1.00	1.03	1.15	1.13	1.03	1.00
Operating margins	10.9%	10.9%	11.7%	13.0%	11.4%	11.8%	10.5%

RESOURCES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.
Net sales	$223,106	$232,829	$242,528	$284,196	$303,711	$327,553	$348,708
Earnings	32,486	32,254	37,193	34,917	49,389	56,071	57,774
Bookings	232,830	232,368	244,654	280,205	349,634	351,012	331,170
Backlog	80,068	81,744	84,445	104,395	149,809	173,357	157,144
Book-to-Bill	1.04	1.00	1.01	0.99	1.15	1.07	0.95
Operating margins	14.6%	13.9%	15.3%	12.3%	16.3%	17.1%	16.6%

TECHNOLOGIES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.
Net sales	$260,042	$306,207	$329,313	$335,679	$360,110	$427,878	$444,128
Earnings	10,497	20,731	29,794	23,741	30,870	55,034	55,267
Bookings	276,497	312,692	332,233	354,176	407,561	451,738	374,841
Backlog	146,415	157,821	158,146	182,427	223,044	263,973	214,024
Book-to-Bill	1.06	1.02	1.01	1.06	1.13	1.06	0.84
Operating margins	4.0%	6.8%	9.0%	7.1%	8.6%	12.9%	12.4%

(1)	Excludes discontinued operations.

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DOVER CORPORATION
CBAT AND SEC QUARTERLY OPERATIONAL INFORMATION (1)

CBAT

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.
Net sales	$148,883	$179,171	$204,425	$199,270	$223,348	$284,524	$300,139
Earnings	1,637	10,151	19,497	12,406	20,320	39,805	42,891
Bookings	160,495	181,804	206,146	212,478	259,353	307,690	236,193
Backlog	84,957	91,157	90,553	107,036	142,697	181,280	120,989
Book-to-Bill	1.08	1.01	1.01	1.07	1.16	1.08	0.79
Operating margins	1.1%	5.7%	9.5%	6.2%	9.1%	14.0%	14.3%

SEC

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.
Net sales	$50,315	$52,081	$51,969	$57,210	$58,971	$59,785	$63,386
Earnings	3,009	1,865	732	1,683	4,956	5,031	2,060
Bookings	53,856	51,850	55,048	60,391	66,894	60,899	57,884
Backlog	46,422	46,299	49,246	53,074	55,006	58,102	68,049
Book-to-Bill	1.07	1.00	1.06	1.06	1.13	1.02	0.91
Operating margins	6.0%	3.6%	1.4%	2.9%	8.4%	8.4%	3.2%

(1)	Excludes discontinued operations.

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